Exhibit 4.25

THIRD SUPPLEMENTAL INDENTURE AND OMNIBUS AMENDMENT TO NOTES

THIRD SUPPLEMENTAL INDENTURE AND OMNIBUS AMENDMENT TO NOTES (this “Supplemental Indenture and Omnibus Amendment”), dated as of January 18, 2018, by and among Bloom Energy Corporation, a Delaware corporation (the “Company”), as issuer, Rye Creek LLC, a Delaware limited liability company, as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”) under the Indenture referred to below.

WHEREAS, the Company and the Guarantor previously executed and delivered to the Trustee and the Collateral Agent an Indenture (as amended by the First Supplemental Indenture and the Second Supplemental Indenture (each, as defined below), the “Indenture”), dated as of December 15, 2015, providing for the Company’s issuance of 5.0% Convertible Senior Secured PIK Notes due 2020 (the “Notes”);

WHEREAS, the Company, the Guarantor and the Trustee previously amended the Indenture pursuant to (a) a First Supplemental Indenture, dated as of September 20, 2016 (the “First Supplemental Indenture”) and (b) a Second Supplemental Indenture, Omnibus Amendment to Notes and Limited Waiver, dated as of June 29, 2017 (the “Second Supplemental Indenture”);

WHEREAS, pursuant to Section 10.02 of the Indenture, the Company and the Trustee may, with the consent of each Holder of an outstanding Note (the “Required Holders”), from time to time amend or supplement the Indenture Documents (including, without limitation, the Indenture and the Notes) to amend the provisions thereof;

WHEREAS, the Company desires to amend the provisions of the Indenture and the Notes as set forth herein; and

WHEREAS, the Company has obtained the consent of the Required Holders to amend the provisions of the Indenture and the Notes as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendment of Indenture.

(a)	Section 15.01 of the Indenture is hereby amended by (a) replacing all references to the date of “December 15, 2018” contained therein with the date “December 15, 2019” and (b) replacing all references to the date of “November 15, 2018” contained therein with the date “November 15, 2019”.

(b)	Exhibits A-1 and A-2 to the Indenture shall be amended by replacing all references to the date “December 15, 2018” contained therein with the date “December 15, 2019”.

3. Amendment of Notes. Each of the Notes issued on or prior to the date hereof shall be deemed amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~ ) and adding the double-underlined text (indicated in the same manner as the following example: double-underlined text) by making the following amendments:

“If the Qualified IPO has not occurred before December 15, ~~2018~~2019, the Holder has the right, at such Holder’s option and subject to the provisions of the Indenture, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 (or, if a PIK Payment has been made, in principal amounts of $1.00) or integral multiples thereof) on the Specified Repurchase Date at a price equal to the Specified Repurchase Date Price.”

4. Effect of Supplemental Indenture and Omnibus Amendment. Upon the execution of this Supplemental Indenture and Omnibus Amendment, (A) the Indenture and the Notes shall be supplemented and/or amended in accordance herewith, and the amendments effected by this Supplemental Indenture and Omnibus Amendment shall form a part of the Indenture and the Notes, as applicable, for all purposes and (B) every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by such supplements and amendments. The exchange of copies of this Supplemental Indenture and Omnibus Amendment and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture and Omnibus Amendment as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

5. Indenture. Except as is amended or waived by this Supplemental Indenture and Omnibus Amendment, the Indenture and the Notes are in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE AND OMNIBUS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7. Counterparts. This Supplemental Indenture and Omnibus Amendment may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

8. Effect of Headings. The Section headings herein are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture and Omnibus Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

10. Enforceability. Each of the Company and the Guarantor hereby represents and warrants that this Supplemental Indenture and Omnibus Amendment is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture and Omnibus Amendment to be duly executed and attested, all as of the date first above written.

BLOOM ENERGY CORPORATION

By:	/s/ Randy Furr
Name: Randy Furr
Title: Chief Financial Officer and Secretary

RYE CREEK LLC

By:	BLOOM ENERGY CORPORATION, its sole member

By:	/s/ Randy Furr
Name: Randy Furr
Title: Chief Financial Officer and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page to Third Supplemental Indenture and Omnibus Amendment to Notes – 5.0% Convertible Senior

Secured PIK Notes due 2020]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture and Omnibus Amendment to be duly executed and attested, all as of the date first above written.

BLOOM ENERGY CORPORATION

By:
Name: Randy Furr
Title: Chief Financial Officer and Secretary

RYE CREEK LLC

By:	BLOOM ENERGY CORPORATION, its sole member

By:
Name: Randy Furr
Title: Chief Financial Officer and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

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